Exhibit 23.5

May 10, 2010

Mecox Lane Limited

CONSENT OF FROST & SULLIVAN

Frost & Sullivan hereby consents to references to its name in the Registration Statement on Form F-1 (the “Registration Statement”) in relation to the initial public offering of Mecox Lane Limited (together with any new or changed name of Mecox Lane Limited that may be adopted in the future, the “Company”) to be filed by with the U.S. Securities and Exchange Commission (the “SEC”) and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, “SEC Filings”). Frost & Sullivan further consents to inclusion of information, data and statements from the report entitled “Strategic Analysis of Women’s Apparel & Accessories Market in China” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings. Frost & Sullivan also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Frost & Sullivan [seal: Frost & Sullivan (Beijing). Inc. Shanghai Branch Co.]

/s/ Hou Xuchao
Name: Glenn Xuchao Hou Title: Consulting Director